Exhibit 99.1

[Sam’s Opening]

Hello, and welcome to the FF Global Investor Business Update from Faraday Future Headquarters in Southern California.

Statements or comments made on this conference call may be forward-looking statements. Forward–looking statements may include but are not necessarily limited to financial projections or other statements on the company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties.

The company’s actual results may differ significantly from those projected or suggested, and any forward-looking statements due to a variety of factors, which are discussed in detail in our SEC filings.

I am thrilled to introduce our new global chief executive Officer XF Chen, As well as Yun Han, our new Chief Accounting Officer and interim Chief Financial Officer. Yun, joins us from Romeo Power, where she was their Senior Vice President and CAO.

Additionally, we’re joined by Matthias Aydt, our global SVP of Product Execution. He has aided in the delivery of many well-known cars in his career, including Porsche, Mercedes, Ferrari, and Bentley. He will share with you some of the exciting product performance metrics of the Ultimate Intelligent, Techluxury FF 91 Futurist.

Let me first turn to XF, an automotive veteran with extensive international and operational experience within the luxury automotive brands. Having spent more than 20 years in the automotive industry, XF worked in executive roles at both Ford and Mazda before he was named the executive Vice president of Chery Jaguar Land Rover. There he completed Jaguar Land Rover’s localized product in China. Taking on the company from ground zero, XF was responsible for program planning, program implementation, manufacturing, and product delivery within two years, ramping up the total sales volume of Jaguar Land Rover in China to several hundred thousand units, turning them into one of the most competitive luxury car brands in the entire China market.

We were excited to welcome XF and his extensive experience when he joined Faraday Future as FF China’s CEO two years ago, and now we’re looking forward to the application of his experience and expertise as our Global CEO. So let’s tune in and learn more about what’s happening at Faraday Future.

[XF’s Part]

Thank you, Sam. And thank you to the board of directors.

The shareholders, the management team and our Founder, YT for the opportunity to lead FF. In my over 20 years in this industry, I have seen many challenging situations in multiple companies. I really feel there is something very special here at FF, with a very bright future in front of us.

Throughout my career I have always followed the philosophy, “Always challenge, never compromise”. In the same spirit, I am spending my time as Global CEO to ensure we are positioned to deliver on our next milestones and fulfill our plans disclosed to shareholders. After my detailed review of FF’s product readiness, supply chain, manufacturing, and financial status over the past 18 days, I want to share two key announcements for FF.

First, we have a plan with an opportunity to start production of sale-able FF 91 Futurist at the end of March 2023, Coming off the line in early April with deliveries before the end of April, based on $150 to $170M of funding coming in a timely fashion.

Second, we are working with our investors and suppliers to achieve this target. We have already entered non-binding letters of intent for a significant portion of this required amount.

While we may not enter into any additional binding financing agreements, we believe this amount is achievable and realistic. Matthias and Yun will go over details of product readiness and financing.

We have just announced the manufacturing milestone 6, which completed all the milestones before SOP. Let me start with a video of the progress we are making in the plant:

[Milestone 6 Video]

[XF Continues]

FF 91 Futurist manufacturing strategy calls for a mix of TechLuxury craftsmanship, cutting-edge automated technology, and the ability to personalize the vehicle to meet style and functionality requirements of each user. This is one of the many FF differentiators compared to traditional OEM mass production.

Finally, the R&D team also continues to make progress with final testing and validation of the FF 91 Futurist. But another important takeaway from my first 18 days is that we have a great team in place throughout the company.

I applaud the efforts of the entire team at FF for driving the vehicle program and manufacturing facility to this point. More than anything, I want to thank our suppliers. Our suppliers have been exceptional in supporting us through these challenging times.

They are critical stakeholders in making the program successful. Most of this fundraise will be allocated towards suppliers so we can begin delivering the FF 91 Futurist to our loyal users who have stuck with us through good times and challenging times.

The next few weeks are holidays in US followed by Chinese New Year, and we are continuing to work with our suppliers to make progress throughout the holiday season. I am so proud and excited to see the massive improvement in our product performance metrics.

Let’s invite Matthias to talk about the details of the Product and technology Generation 2.0.

[Sam’s Transition]

Thank you XF for sharing, it’s clear that you’ve hit the ground running!

Matthias, is a Board Member as well as the SVP of Product Execution. Let’s hear more about our Ultimate Intelligent TechLuxury flagship vehicle from him.

[Matthia’s Part]

We have been asked many times, as we started so early, if our product is still fresh. Or if it’s not outdated. As a result, from the end of 2021, we defined a generational upgrade for core elements of product and technology. Through extensive teamwork, FF Product and Technology has now officially been upgraded to Generation 2.0.

The generational upgrade from Gen 1 to Gen 2 consists of significant upgrades of systems and core components from both the EV area, which is the vehicle, and the I.A.I area, which is our advanced core, I.A.I stands for intelligence, autonomous driving and internet.

The Gen 2 is achieved through upgrades of 26 systems and components. 13 of these key upgrades through powertrain, battery, charging, chassis, interior from the EV area, And another 13 key upgrades from computing, sensing, user interaction, communication, to the newest technology from I.A.I.

We achieve significant performance improvement and disruption has been achieved for our “new-born” FF 91 Futurist. Indeed, the generational upgrade was a challenging task, not only due to timing and in house capacities and capabilities but also from supply chain.

However, FF was born for disruption; With the spirit of “never-give-up” and with product vision being “extreme technology, ultimate user experience and complete ecosystem”, the whole team has been committed to constantly contribute and invest in product and technology, aiming to provide the best intelligent, connected, luxury electric vehicle, and an ecosystem beyond.

A series of recent vehicle test and validation and official EPA testing, allows us to share proudly some of the recent updates on FF 91 Futurists production vehicle performance. As you can tell from the recent images, we have upgraded our LiDar system.

Other vehicles in the path of the FF 91 can be detected up to 1,600 feet away which equals to more than five football fields, and even pedestrians and small road debris can be detected over 650 feet away. Comparing with all electric Cross-over vehicles and SUVs, under EPA, which is the world’s strictest energy consumption standard, we have achieved an amazing 381 miles, the longest EPA range for Cross-over and SUVs globally. This is almost 50 - 70 miles more than the best industrial competitor in the similar price category.

The vehicle 0-60 mph performance has over-achieved the original challenging target and with upgraded generation of both battery system and a powertrain system with 1050 horsepower, the FF 91 Futurist has achieved an incredible 2.27s, which beats almost every competitor in the ultra-luxury segment.

Kudos to the team for the great achievement.

To give you a view behind the curtain of our ongoing test and validation work, this week we started our final tuning for chassis controls, the tests are taking place just as I speak in warm and hot environment and the results will be input to the cold weather tests during the coming weeks.

Our safety and regulation testing are progressing as planned and confirms our predictions based on prior testing and virtual validation. Some impressions you can see from recent misuse testing for the calibration of airbag algorithms. After all the abnormal misuse we show in the video, this car is still able to drive, which is unbelievable.

Durability testing is well under way and the vehicle status is monitored continuously. Also, the testing at our suppliers is progressing to ensure a delivery of a safe product, performing to the pleasure of its users with high quality.

As demonstrated, we are happy with the first wave of good news on the performance. We are constantly challenging ourselves to reach the extreme technology and unbeatable product performance, and we are looking forward to sharing more exciting news on other core aspects of safety, vehicle dynamics and the unique FF 3rd internet living space through I.A.I.

We are extremely energized by the future opportunities we have to further enhance the FF 91 experience.

Stay tuned.

[Sam’s Transition]

Thank you, Matthias. We are looking forward to hearing more!

Now that we’ve learned more about the new and improved Gen 2.0 of the FF 91 Futurist and our plans to manufacture and produce this vehicle at Hanford, let’s hear more about the plans to fund the production of the FF 91 Futurist.

We’re joined by Yun Han, our Chief Accounting Officer and Interim CFO. Prior to joining Faraday Future, Yun served as SVP and Chief Accounting Officer of Romeo Power.

Yun successfully brought Romeo’s SEC filings current, and led the implementation of the Company’s internal controls and remediated multiple material weaknesses of internal controls over financial reporting within seven months of joining Romeo. While at Romeo, Yun also focused on optimizing cash flow and various cost cutting initiatives. Prior to joining Romeo, Yun held other senior accounting and finance positions at various companies. She started her career and spent over 13 years with PricewaterhouseCoopers’s technical accounting and audit practice.

Let’s hear more about the status of FF’s finances from Yun.

[Yun’s Part]

Thanks, Sam.

First, I just want to say that I’m very excited to be here at Faraday Future. The team here is incredibly accomplished, creative and hard-working. The FF 91 Futurist is industry-changing, and I believe we’re on the brink of introducing something revolutionary to the world.

One of the reasons I wanted to join Faraday is because I believe that with my background I can help our team deliver the FF 91 Futurist to the world. My top priorities at the moment are:

First, we need to be thoughtful in how we deploy our investors’ money. Since I joined the company, we’ve implemented a number of cash conservation measures that have significantly reduced our spend to core items that are essential to delivering the FF 91 Futurist, which has contributed to our ability to retain our relationships with key suppliers.

Second, I’ve worked with the team to develop business and system processes, and we are implementing internal controls that lay the foundation to remediate at least a portion or all the identified material weaknesses of internal controls over financial reporting by the end of 2023 as well as stay current on our SEC filings to allow us to continue access capital markets.

Additionally, since August of this year, we have secured $132M in committed capital to be funded over time subject to certain conditions, with a portion of the commitments tied to milestones. We have been diligent in achieving these milestones, and as a result, over $70 million in gross funds from the first tranche of commitments have hit our accounts.

Certain investors have the right to commit up to $112M of additional funds, as part of a second tranche but we need to increase the number of our authorized shares to be able to complete additional financing and expect to schedule a special meeting of stockholders in January to approve such increase.

Also, to give ourselves some added flexibility, we entered into an equity line of credit agreement that will allow us to draw funds in exchange for share issuances in the amount of $200M, which can be increased up to $350M.

We will be very strategic about the use of this facility, which is solely at our discretion, and requires an increase to the number of authorized shares to satisfy certain anti-dilution protections from certain existing investors which may be triggered. And, therefore, will do so when we believe it is in the best interest of our shareholders. Again, we need to increase the number of our authorized shares to be able to draw down this facility and expect to schedule a special meeting of stockholders in January to approve such increase.

Last, as XF mentioned earlier, we are in deep discussions with several other potential investors. If, among other conditions, these investors decide to move forward, and the increase in authorized shares is approved in a timely fashion, Funds from these potential investors, combined with the funds from our existing investors and cash on hand, should provide the $150-170M of capital needed to produce the FF 91 Futurist. As of November 30, 2022, our cash position was $22.5 million, including restricted cash of $2.1 million.

These are exciting times at Faraday, I look forward to providing another update soon. Stay tuned.

[Sam’s Transition]

Wow, well said, Yun! We are so grateful to have you on the team.

XF, any final thoughts?

[XF’s Remarks]

Thank you, Yun.

Thank you Sam and Matthias.

We are very excited about the future, but it is important to be transparent and acknowledge that it has been a challenge to accomplish all of these milestones while navigating both internal and external hurdles.

The management team is committed to executing on the next milestones. We will utilize our capital in a disciplined manner that is focused on bringing the best product into market. We believe the best is yet to come.

Finally, I want to close by adding that we have made continued progress towards the realization of our US-China dual-home market strategy. We hope to be providing an update on our China business development in the near future.

As both Yun and Matthias have said, “Stayed Tuned”

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